Exhibit 99.1

ProAssurance Honored by Ward’s as a 2008 Top Performer

BIRMINGHAM, Ala.--(BUSINESS WIRE)--ProAssurance Corporation (NYSE:PRA) is included in the 2008 Ward’s 50, the second straight year that the Company has been named to the prestigious list of top performing property-casualty insurance companies. As in 2007, ProAssurance is the only specialty medical professional liability carrier to be included in Ward’s list.

To identify the best performing property-casualty insurance companies in America, The Ward Group analyzed the financial performance of more than 3,000 insurance companies during the years 2003 to 2007. The elite group of companies that make up the 2008 Ward’s 50 are those that passed Ward’s rigorous safety and consistency screening process while achieving superior financial results.

Jeff Rieder, the President of Ward Group, said the Ward’s 50 companies are among the best at dealing with the realities of the current insurance market. He explained, “It is important for companies to remain focused on meeting revenue goals while maintaining an efficient operating model that enables them to meet customer demands. The best companies excel at balancing expense management, technology deployment and customer service.”

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, agrees with Rieder. He said, “Real insurance protection can only be offered by those companies such as ProAssurance and the others on the Ward’s 50 list that achieve superior financial results over time.”

Ward’s analysis of the track records of its top 50 performers confirms that customer service is just as important as financial security. Mr. Rieder said, “Top performers anticipate the needs of their customers and find ways to work with them efficiently. As a result they are rewarded by keeping their business.” Mr. Starnes echoed that, saying, “We understand that financial security is only the first step in building a long lasting insurance relationship. That’s why we offer a customer-first approach to underwriting, claims handling and risk management that truly sets us apart and has made us the top choice for thousands of policyholders and top agents.”

About ProAssurance

ProAssurance Corporation is the nation's fifth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for the past two years.

CONTACT:
ProAssurance Corporation
Frank B. O’Neil, 800-282-6242 or 205-877-4461
Sr. Vice President, Corporate Communications
& Investor Relations
foneil@ProAssurance.com